Exhibit 99.1

Contacts

Julie Leber                                                                                                     Lauren Burgos

Spotlight Marketing Communications                                                     Spotlight Marketing Communications

(949) 427-5172, ext. 703                                                                            (949) 427-5172, ext. 704

julie@spotlightmarcom.com                                                                     lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Approximately 700-Unit

Self Storage Facility in Naples, Florida

NAPLES, Fla. – (Aug. 6, 2018) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today its acquisition of an approximately 700-unit self storage facility in downtown Naples, Florida.

“This facility is strategically located close to the heart of downtown Naples adjacent to several newly opened and under-construction condominium projects,” said Wayne Johnson, chief investment officer. “We believe this will continue to enhance demand for the facility and generate greater value for our investors. Additionally, the facility has served the Naples community for many years and we look forward to continuing the high level of service that our tenants have enjoyed.”

Located at 275 Goodlette-Frank Road, the self storage facility is comprised of approximately 77,900 net rentable square feet. Constructed in 2001, the facility was approximately 97.5 percent leased at the time of acquisition. It features climate-controlled drive-up units, remote-control access, high-tech security, two elevators and wine and automobile storage options.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 2017. SST IV focuses on the acquisition of stabilized and growth self storage properties. SST IV owns seven properties comprising approximately 4,300 self storage units and 481,800 net rentable square feet of storage space.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.5 billion of real estate assets under management, including 118 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 74,800 units and 8.7 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV,

Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SST IV’s prospectus, as amended from time to time, and its annual report. This is neither an offer nor a solicitation to purchase securities.

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